The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Trigger PLUS until the pricing supplement, the accompanying product supplement, underlier supplement, prospectus supplement and prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Trigger PLUS and we are not soliciting offers to buy these Trigger PLUS in any state where the offer or sale is not permitted.
Subject to Completion

February 2024
Preliminary Pricing Supplement
Dated February 9, 2024
Registration Statement No. 333-261476
Filed pursuant to Rule 424(b)(2)
(To Prospectus dated December 29, 2021,
Prospectus Supplement dated December 29, 2021,
Underlier Supplement dated December 29, 2021
and Product  Supplement dated December 29, 2021)

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Trigger PLUS will pay no interest and do not guarantee any return of principal at maturity.  At maturity, if the final index value of the underlying index is greater than the initial index value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying index, subject to the maximum payment at maturity. If the final index value is less than or equal to the initial index value but greater than or equal to the trigger level, investors will receive the stated principal amount at maturity. However, if the final index value is less than the trigger level, investors will lose 1% for every 1% that the final index value falls below the initial index value. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero. Accordingly, the Trigger PLUS do not guarantee any return of principal at maturity and you could lose a significant portion or all of your investment in the Trigger PLUS.  The Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature that applies to a limited range of performance of the underlying index and the limited protection against loss that applies only if the final index value is greater than or equal to the trigger level. The Trigger PLUS are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”). The Trigger PLUS are notes issued as part of BNS’ Senior Note Program, Series A.
All payments on the Trigger PLUS are subject to the credit risk of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment in the Trigger PLUS. These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	The Bank of Nova Scotia (“BNS”)
Issue:	Senior Note Program, Series A
Underlying index:	S&P 500® Value Index (Bloomberg Ticker: “SVX”)
Aggregate principal amount:	$●
Stated principal amount:	$1,000.00 per Trigger PLUS
Issue price:	$1,000.00 per Trigger PLUS (see “Commissions and issue price” below)
Minimum investment:	$1,000.00 (1 Trigger PLUS)
Coupon:	None
Pricing date:	February 29, 2024
Original issue date:
March 5, 2024 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Trigger PLUS in the secondary market on any date prior to two business days before delivery of the Trigger PLUS will be required, by virtue of the fact that the Trigger PLUS initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation date:	February 26, 2027, subject to postponement in the event of a market disruption event as described in the accompanying product supplement
Maturity date:	March 3, 2027, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity per Trigger PLUS:
◾       If the final index value is greater than the initial index value:
$1,000.00 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
◾      If the final index value is less than or equal to the initial index value but greater than or equal to the trigger level:
$1,000.00
◾       If the final index value is less than the trigger level:
$1,000.00 + ($1,000.00 × underlying return)
If the final index value is less than the trigger level, you will lose 1% for every 1% that the final index value falls below the initial index value and you could lose up to your entire investment in the Trigger PLUS.

Underlying return:	(final index value − initial index value) / initial index value
Leverage factor:	200%
Leveraged upside payment:	$1,000.00 × leverage factor × underlying return
Maximum gain:	28.50%
Maximum payment at maturity:	$1,285.00 per Trigger PLUS (128.50% of the stated principal amount)
Trigger level:	80% of the initial index value
Initial index value:
The index closing value of the underlying index on the pricing date, as determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology”, as described in the accompanying product supplement.

Final index value:
The index closing value of the underlying index on the valuation date, as determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology”, as described in the accompanying product supplement.

CUSIP/ISIN:	06417YM89 / US06417YM898
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation agent:	Scotia Capital Inc.
Agent:	Scotia Capital (USA) Inc. (“SCUSA”), an affiliate of BNS. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).”
Estimated value on the pricing date:
Expected to be between $922.57 and $952.57 per stated principal amount, which will be less than the issue price listed above. See “Additional Information About the Trigger PLUS — Additional information regarding estimated value of the Trigger PLUS” herein and “Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page 8 of this document for additional information. The actual value of your Trigger PLUS at any time will reflect many factors and cannot be predicted with accuracy.

Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per Trigger PLUS:	$1,000.00	$25.00(a) $5.00(b) $30.00	$970.00
Total:	$●	$●	$●
(1)
SCUSA will purchase the Trigger PLUS at the stated principal amount and, as part of the distribution of the Trigger PLUS, will sell all of the Trigger PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)	a fixed sales commission of $25.00 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells and
(b)	a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”.
The Trigger PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement, the underlier supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
The Trigger PLUS are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the U.S. or any other jurisdiction. The Trigger PLUS are not bail-inable debt securities under the CDIC Act.

Product supplement dated December 29, 2021	Underlier supplement dated December 29, 2021	Prospectus supplement dated December 29, 2021	Prospectus dated December 29, 2021

Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information About BNS and the Trigger PLUS
You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021, the underlier supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these Trigger PLUS are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement.
The Trigger PLUS may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the accompanying underlier supplement; fourth, the accompanying prospectus supplement; and last, the accompanying prospectus. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
This pricing supplement, together with the documents listed below, contains the terms of the Trigger PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, in “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and in “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus, as the Trigger PLUS involve risks not associated with conventional debt securities.
We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Trigger PLUS in light of your particular circumstances.
You may access these documents on the SEC website at www.sec.gov as follows:
■	Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm
■	Underlier Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007901/bn56408660-424b2.htm
■	Prospectus Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
■	Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm
References to “BNS”, “we”, “our” and “us” refer only to The Bank of Nova Scotia and not to its consolidated subsidiaries and references to the “Trigger PLUS” refers to the Trigger Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying product supplement” mean the BNS product supplement, dated December 29, 2021, references to the “accompanying underlier supplement” mean the BNS underlier supplement, dated December 29, 2021, references to the “accompanying prospectus supplement” mean the BNS prospectus supplement, dated December 29, 2021 and references to the “accompanying prospectus” mean the BNS prospectus, dated December 29, 2021.
BNS reserves the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any changes to the terms of the Trigger PLUS, BNS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case BNS may reject your offer to purchase.
“Trigger Performance Leveraged Upside SecuritiesSM” and “Trigger PLUSSM” are service marks of Morgan Stanley.

February 2024	Page 2

Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investment Overview
Trigger Performance Leveraged Upside Securities
Principal at Risk Securities
The Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 can be used:
◾
As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index, subject to the maximum payment at maturity; however, by investing in the Trigger PLUS, you will not be entitled to receive any dividends paid with respect to the stocks comprising the underlying index (the “index constituent stocks”) or any interest payments, and your return will not exceed the maximum payment at maturity. You should carefully consider whether an investment that does not provide for any dividends, interest payments or exposure to the positive performance of the underlying index beyond a value that, when multiplied by the leverage factor, exceeds the maximum gain is appropriate for you.

◾	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.
◾
To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

To provide limited protection against a loss of principal in the event of a decline of the underlying index as of the valuation date but only if the final index value is greater than or equal to the trigger level. If the final index value is less than the trigger level, the Trigger PLUS are exposed on a 1:1 basis to the negative performance of the underlying index.

Maturity:	Approximately 36 months
Trigger level:	80.00% of the initial index value
Leverage factor:	200% (applicable only if the final index value is greater than the initial index value)
Maximum payment at maturity:	$1,285.00 per Trigger PLUS (128.50% of the stated principal amount)
Maximum gain:	28.50%
Coupon:	None
Minimum payment at maturity:	None. Investors may lose up to their entire investment in the Trigger PLUS.
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Key Investment Rationale
Investors can use the Trigger PLUS to leverage returns by 200%, up to the maximum gain, and obtain contingent protection against a loss of the stated principal amount in the event that the final index value is less than or equal to the initial index value but greater than or equal to the trigger level. If the final index value is greater than the initial index value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying index, subject to the maximum payment at maturity. If the final index value is less than or equal to the initial index value but greater than or equal to the trigger level, investors will receive the stated principal amount at maturity. However, if the final index value is less than the trigger level, investors will lose 1% for every 1% that the final index value falls below the initial index value. Investors may lose up to their entire investment in the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of BNS.
Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks and the Trigger PLUS do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.

Leveraged Performance up to a Cap
The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index or the index constituent stocks, within a certain range of positive performance.

Upside Scenario
If the final index value is greater than the initial index value, at maturity you will receive the stated principal amount of $1,000.00 plus the leveraged upside payment, subject to the maximum payment at maturity of $1,285.00 per Trigger PLUS (128.50% of the stated principal amount).

Par Scenario
If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, which is 80% of the initial index value, at maturity you will receive the stated principal amount.

Downside Scenario
If the final index value is less than the trigger level, at maturity you will receive significantly less than the stated principal amount, if anything, resulting in a percentage loss of your investment equal to the underlying return. For example, if the underlying return is -35%, each Trigger PLUS will redeem for $650.00, or 65% of the stated principal amount. There is no minimum payment on the Trigger PLUS and you could lose up to your entire investment in the Trigger PLUS.

February 2024	Page 3

Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investor Suitability
The Trigger PLUS may be suitable for you if:
■	You fully understand and are willing to accept the risks of an investment in the Trigger PLUS, including the risk that you may lose up to 100% of your investment in the Trigger PLUS
■
You can tolerate a loss of a significant portion or all of your investment and are willing to make an investment that, if the final index value is less than the trigger level, has the same downside market risk as that of a direct investment in the underlying index or the index constituent stocks

■
You believe that the final index value will be greater than the initial index value and you understand and accept that any positive return that you earn on the Trigger PLUS will not exceed the maximum gain

■	You can tolerate fluctuations in the market prices of the Trigger PLUS prior to maturity that may be similar to or exceed the fluctuations in the value of the underlying index
■	You do not seek current income from your investment and are willing to forgo any dividends paid on any index constituent stocks
■	You are willing and able to hold the Trigger PLUS to maturity, a term of approximately 36 months, and accept that there may be little or no secondary market for the Trigger PLUS
■	You understand and are willing to accept the risks associated with the underlying index
■
You are willing to assume the credit risk of BNS for all payments under the Trigger PLUS, and you understand that if BNS defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The Trigger PLUS may not be suitable for you if:
■	You do not fully understand or are unwilling to accept the risks of an investment in the Trigger PLUS, including the risk that you may lose up to 100% of your investment
■	You require an investment that provides full protection against loss of principal
■
You are not willing to make an investment that, if the final index value is less than the trigger level, has the same downside market risk as that of a direct investment in the underlying index or the index constituent stocks

■	You believe that the final index value will be less than or equal to the initial level
■	You seek an investment that has an unlimited return potential or you do not understand or cannot accept that your potential return on the Trigger PLUS is limited to the maximum gain
■	You cannot tolerate fluctuations in the market price of the Trigger PLUS prior to maturity that may be similar to or exceed the fluctuations in the value of the underlying index
■	You seek current income from your investment or prefer to receive the dividends paid on the index constituent stocks
■	You are unable or unwilling to hold the Trigger PLUS to maturity, a term of approximately 36 months, or seek an investment for which there will be an active secondary market
■	You do not understand or are not willing to accept the risks associated with the underlying index
■	You are not willing to assume the credit risk of BNS for all payments under the Trigger PLUS, including any repayment of principal
February 2024	Page 4

Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How the Trigger PLUS Work
Hypothetical Examples
The below examples are based on the following terms and are purely hypothetical (the actual terms of your Trigger PLUS will be determined on the pricing date and will be specified in the final pricing supplement):
Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks or any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. All payments on the Trigger PLUS are subject to the credit risk of BNS.

Stated principal amount:	$1,000.00 per Trigger PLUS
Leverage factor:	200%
Hypothetical initial index value:	1,700.00
Trigger level:	1,360.00, which is 80% of the initial index value
Maximum payment at maturity:	$1,285.00 per Trigger PLUS
Maximum gain:	28.50%
Minimum payment at maturity:	None
EXAMPLE 1: The value of the underlying index increases over the term of the Trigger PLUS.
Final index value	1,785.00
Underlying return	(1,785.00 – 1,700.00) / 1,700.00 = 5.00%
Payment at maturity	= $1,000.00 + leveraged upside payment, subject to the maximum payment at maturity
= $1,000.00 + ($1,000.00 × leverage factor × underlying return), subject to the maximum payment at maturity
= $1,000.00 + ($1,000.00 × 200% × 5.00%), subject to the maximum payment at maturity
= $1,100.00
In Example 1, the final index value is greater than the initial index value and the underlying return is 5.00%. Accordingly, investors receive the stated principal amount at maturity plus a return equal to 200% times the underlying return, resulting in a payment at maturity of $1,100.00 per Trigger PLUS (a total return of 10.00%).
EXAMPLE 2: The value of the underlying index increases over the term of the Trigger PLUS such that the payment at maturity is equal to the maximum payment at maturity.
Final index value	2,720.00
Underlying return	(2,720.00 – 1,700.00) / 1,700.00 = 60.00%
Payment at maturity	= $1,000.00 + leveraged upside payment, subject to the maximum payment at maturity
= $1,000.00 + ($1,000.00 × leverage factor × underlying return), subject to the maximum payment at maturity
= maximum payment at maturity of $1,285.00 per Trigger PLUS
In Example 2, the final index value is greater than the initial index value and the underlying return is 60.00%. Under the terms of the Trigger PLUS, investors will realize the maximum payment at maturity if the underlying return is 14.25% or higher. Therefore, in this example, investors receive the maximum payment at maturity of $1,285.00 per stated principal amount even though the underlying index has appreciated by an amount significantly greater than the return represented by the maximum payment at maturity.

February 2024	Page 5

Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
EXAMPLE 3: The value of the underlying index declines over the term of the Trigger PLUS but the final index value is greater than or equal to the trigger level.
Final index value	1,615.00
Underlying return	(1,615.00 – 1,700.00) / 1,700.00 = -5.00%
Payment at maturity	= $1,000.00
In Example 3, the final index value is less than or equal to the initial index value but greater than or equal to the trigger level and the underlying return is -5.00%. Accordingly, investors receive the stated principal amount of $1,000.00 per Trigger PLUS at maturity (a total return of 0%).
EXAMPLE 4: The value of the underlying index declines over the term of the Trigger PLUS and the final index value is less than the trigger level.
Final index value	680.00
Underlying return	(680.00 – 1,700.00) / 1,700.00 = -60.00%
Payment at maturity	= $1,000.00 + ($1,000.00 × underlying return)
= $1,000.00 + ($1,000.00 × -60.00%)
= $1,000.00 - $600.00
= $400.00
In Example 4, the final index value is less than the trigger level and the underlying return is -60.00%. Because the final index value is less than the trigger level, investors are fully exposed to the decline of the final index value of the underlying index relative to the initial index value, resulting in a payment at maturity of $400.00 per Trigger PLUS (a return on investment of -60.00%).
If the final index value is less than the trigger level, you will lose 1% for every 1% that the final index value falls below the initial index value and could lose up to your entire investment in the Trigger PLUS.

February 2024	Page 6

Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Trigger PLUS.
Risks Relating to Return Characteristics
◾
Risk of significant loss at maturity; you may lose up to your entire investment. The Trigger PLUS differ from ordinary debt securities in that BNS will not necessarily repay the stated principal amount of the Trigger PLUS at maturity. BNS will pay you the stated principal amount of your Trigger PLUS at maturity only if the final index value is greater than or equal to the trigger level. If the final index value is less than the trigger level, you will lose 1% of your principal for every 1% that the final index value falls below the initial index value. You may lose up to your entire investment in the Trigger PLUS.

◾
The stated payout from the issuer applies only at maturity. You should be willing to hold your Trigger PLUS to maturity. The stated payout, including the benefit of the leverage factor, is available only if you hold your Trigger PLUS to maturity. If you are able to sell your Trigger PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the Trigger PLUS even if the then-current value of the underlying index is greater than or equal to the trigger level.

◾
Your potential return on the Trigger PLUS is limited to the maximum gain. The return potential of the Trigger PLUS is limited to the maximum gain. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum gain. Your return on the Trigger PLUS may be less than that of a direct investment in the underlying index

◾	You will not receive any interest payments. BNS will not pay any interest with respect to the Trigger PLUS.
◾
The amount payable on the Trigger PLUS is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-trading days and certain market disruption events. If the value of the underlying index falls on the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the underlying index at any time prior to such drop. Although the index closing value on the maturity date or at other times during the term of the Trigger PLUS may be higher than the index closing value on the valuation date, the payment at maturity will be based solely on the index closing value on the valuation date.

◾
Owning the Trigger PLUS is not the same as owning the index constituent stocks. The return on your Trigger PLUS may not reflect the return you would realize if you actually owned the index constituent stocks. For instance, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum gain. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions paid on the index constituent stocks, and no such dividends or distributions will be factored into the calculation of the payment at maturity on your Trigger PLUS. In addition, as an owner of the Trigger PLUS, you will not have voting rights or any other rights that a holder of the index constituent stocks may have.

Risks Relating to Characteristics of the Underlying Index
◾
An investment in the Trigger PLUS involves market risk associated with the underlying index. The return on the Trigger PLUS, which may be negative, is linked to the performance of the underlying index and indirectly linked to the value of the index constituent stocks. The value of the underlying index can rise or fall sharply due to factors specific to the underlying index or its index constituent stocks and their issuers (the “index constituent stock issuers”), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and values, interest rates and economic, political and other conditions. You, as an investor in the Trigger PLUS, should make your own investigation into the underlying index and the index constituent stocks.

◾
There can be no assurance that the investment view implicit in the Trigger PLUS will be successful. It is impossible to predict whether and the extent to which the value of the underlying index will rise or fall and there can be no assurance that the final index value will be greater than or equal to the trigger level. The final index value (and therefore the underlying return) will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stock issuers. You should be willing to accept the risks associated with the relevant markets tracked by the underlying index in general and each index constituent stock in particular, and the risk of losing a significant portion or all of your investment in the Trigger PLUS.

February 2024	Page 7

Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
◾
There is no guarantee that the methodology of the underlying index will be successful. As described below under “Information About the Underlying Index”, the underlying index selects a subset of the S&P 500® Index that the methodology of the underlying index determines to be “value” stocks, meaning stocks that are undervalued by the market relative to comparable companies. There is no guarantee generally that an index of stocks determined by an index methodology to be “value” stocks will outperform an index of stocks selected by any other methodology. There is also no guarantee that the underlying index will outperform the S&P 500® Index or any other index or strategy that tracks U.S. stocks selected using other criteria. Companies that are considered to be value oriented may have lower growth potential than other securities, which may cause the level of the underlying index to decrease over the term of the Trigger PLUS or to not increase as much as an index of stocks selected using other criteria. Additionally, while value companies are more likely to pay a dividend than growth companies, the underlying index is a price return index and does not include any dividend component. Accordingly, the Trigger PLUS may underperform an investment linked to an index that selects its components based on a different set of criteria.

◾
The underlying index reflects price return, not total return. The return on the Trigger PLUS is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the index constituent stocks. The return on the Trigger PLUS will not include such a total return feature or dividend component.

◾
Changes affecting the underlying index could have an adverse effect on the market value of, and any amount payable on, the Trigger PLUS. The policies of the index sponsor as specified under “Information About the Underlying Index” (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the value of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the value of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the market value of, and any amount payable on, the Trigger PLUS.

◾
There is no affiliation between the index sponsor and BNS, and BNS is not responsible for any disclosure by such index sponsor. We or our affiliates may currently, or from time to time engage in business with the index sponsor. However, we and our affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions. You, as an investor in the Trigger PLUS, should conduct your own independent investigation of the index sponsor and the underlying index. The index sponsor is not involved in the Trigger PLUS offered hereby in any way and has no obligation of any sort with respect to your Trigger PLUS. The index sponsor has no obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of, and any amounts payable on, your Trigger PLUS.

Risks Relating to Estimated Value and Liquidity
◾
BNS’ initial estimated value of the Trigger PLUS at the time of pricing (when the terms of your Trigger PLUS are set on the pricing date) will be lower than the issue price of the Trigger PLUS. BNS’ initial estimated value of the Trigger PLUS is only an estimate. The issue price of the Trigger PLUS will exceed BNS’ initial estimated value. The difference between the issue price of the Trigger PLUS and BNS’ initial estimated value reflects costs associated with selling and structuring the Trigger PLUS, as well as hedging its obligations under the Trigger PLUS. Therefore, the economic terms of the Trigger PLUS are less favorable to you than they would have been if these expenses had not been paid or had been lower.

◾
Neither BNS’ nor SCUSA’s estimated value of the Trigger PLUS at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities. BNS’ initial estimated value of the Trigger PLUS and SCUSA’s estimated value of the Trigger PLUS at any time are determined by reference to BNS’ internal funding rate. The internal funding rate used in the determination of the estimated value of the Trigger PLUS generally represents a discount from the credit spreads for BNS’ conventional fixed-rate debt securities and the borrowing rate BNS would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, BNS’ view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for BNS’ conventional fixed-rate debt. If the interest rate implied by the credit spreads for BNS’ conventional fixed-rate debt securities, or the borrowing rate BNS would pay for its conventional fixed-rate debt securities were to be used, BNS would expect the economic terms of the Trigger PLUS to be more favorable to you. Consequently, the use of an internal funding rate for the Trigger PLUS increases the estimated value of the Trigger PLUS at any time and has an adverse effect on the economic terms of the Trigger PLUS.

February 2024	Page 8

Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
◾
BNS’ initial estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ (including SCUSA’s) estimates. BNS’ initial estimated value of the Trigger PLUS is determined by reference to its internal pricing models when the terms of the Trigger PLUS are set. These pricing models consider certain factors, such as BNS’ internal funding rate on the pricing date, the expected term of the Trigger PLUS, market conditions and other relevant factors existing at that time, and BNS’ assumptions about market parameters, which can include volatility of the underlying index, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Trigger PLUS that are different, and perhaps materially lower, from BNS’ initial estimated value. Therefore, the price at which SCUSA would buy or sell your Trigger PLUS (if SCUSA makes a market, which it is not obligated to do) may be materially lower than BNS’ initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

◾
The Trigger PLUS have limited liquidity. The Trigger PLUS will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Trigger PLUS. SCUSA and any other affiliates of BNS intend, but are not required, to make a market in the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which SCUSA is willing to purchase the Trigger PLUS from you. If at any time SCUSA does not make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

◾
The price at which SCUSA would buy or sell your Trigger PLUS (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Trigger PLUS. SCUSA’s estimated value of the Trigger PLUS is determined by reference to its pricing models and takes into account BNS’ internal funding rate. The price at which SCUSA would initially buy or sell your Trigger PLUS in the secondary market (if SCUSA makes a market, which it is not obligated to do) exceeds SCUSA’s estimated value of your Trigger PLUS at the time of pricing. As agreed by SCUSA and the distribution participants, this excess is expected to decline to zero over the period specified under “Additional Information About the Trigger PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”. Thereafter, if SCUSA buys or sells your Trigger PLUS it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Trigger PLUS at any time also will reflect its then-current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Trigger PLUS by reference to BNS’ credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities (as opposed to BNS’ internal funding rate), the price at which SCUSA would buy or sell your Trigger PLUS (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

SCUSA’s pricing models consider certain variables, including principally BNS’ internal funding rate, interest rates (forecasted, current and historical rates), the volatility of the underlying index, price-sensitivity analysis and the time to maturity of the Trigger PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Trigger PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of the Trigger PLUS determined by reference to SCUSA’s models, taking into account BNS’ internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price of the Trigger PLUS prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount” herein.
In addition to the factors discussed above, the value and quoted price of the Trigger PLUS at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Trigger PLUS, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in BNS’ creditworthiness or perceived creditworthiness. These changes may adversely affect the value of the Trigger PLUS, including the price you may receive for the Trigger PLUS in any market making transaction. To the extent that SCUSA makes a market in the Trigger PLUS, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your Trigger PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Trigger PLUS in a secondary market sale.
There is no assurance that SCUSA or any other party will be willing to purchase your Trigger PLUS at any price and, in this regard, SCUSA is not obligated to make a market in the Trigger PLUS. See “— The Trigger PLUS have limited liquidity” herein.

February 2024	Page 9

Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
■
The price of the Trigger PLUS prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount. The price at which the Trigger PLUS may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the value of the underlying index over the full term of the Trigger PLUS, (ii) volatility of the value of the underlying index and the index constituent stocks and the market’s perception of future volatility of the foregoing, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the index constituent stocks and (vi) time remaining to maturity. In particular, because the provisions of the Trigger PLUS relating to the payment at maturity behave like options, the value of the Trigger PLUS will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated value of the underlying index and other relevant factors, the market value of the Trigger PLUS may decrease and you may receive substantially less than the stated principal amount if you sell your Trigger PLUS prior to maturity regardless of the value of the underlying index at such time.
See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product supplement.
Risks Relating to General Credit Characteristics
◾
Payments on the Trigger PLUS are subject to the credit risk of BNS. The Trigger PLUS are senior unsecured debt obligations of BNS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Trigger PLUS, including any repayment of principal, depends on the ability of BNS to satisfy its obligations as they come due. As a result, BNS’ actual and perceived creditworthiness may affect the market value of the Trigger PLUS. If BNS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Trigger PLUS and you could lose your entire investment in the Trigger PLUS.

Risks Relating to Hedging Activities and Conflicts of Interest
◾
Hedging activities by BNS and SCUSA may negatively impact investors in the Trigger PLUS and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Trigger PLUS. We, SCUSA or one or more of our other affiliates has hedged or expects to hedge our obligations under the Trigger PLUS. Such hedging transactions may include entering into swap or similar agreements, purchasing shares of the index constituent stocks and/or purchasing futures, options and/or other instruments linked to the underlying index and/or one or more of the index constituent stocks. We, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying index and/or one or more of the index constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date. We, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked securities whose returns are linked to changes in the value of the underlying index and/or one or more underlying index and/or the index constituent stocks. Any of these hedging activities may adversely affect the value of the underlying index—directly or indirectly by affecting the price of their index constituent stocks — and therefore the market value of the Trigger PLUS and the amount you will receive, if any, on the Trigger PLUS.

You should expect that these transactions will cause BNS, SCUSA or our other affiliates, or our clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Trigger PLUS. None of BNS, SCUSA or any of our other affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Trigger PLUS, and any of the foregoing may receive substantial returns with respect to these hedging activities while the value of, and return on, the Trigger PLUS declines.
■
We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the index constituent stock issuers and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the Trigger PLUS. We, SCUSA and our other affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, SCUSA and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Trigger PLUS or other securities that we have issued), the index constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the value of the underlying index and/or the value of the Trigger PLUS. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the index constituent stock issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to

February 2024	Page 10

Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the value of the underlying index and the market for your Trigger PLUS, and you should expect that our interests and those of SCUSA and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the Trigger PLUS.
You should expect that we, SCUSA, and our other affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Trigger PLUS or other securities that we may issue, the index constituent stocks, other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Trigger PLUS. In addition, in connection with these activities, certain personnel within us, SCUSA or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Trigger PLUS.
We, SCUSA and our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Trigger PLUS or other securities that we may issue, the index constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Trigger PLUS should expect that we, SCUSA and our other affiliates offer securities, financial instruments, and other products that may compete with the Trigger PLUS for liquidity or otherwise.
◾
Activities conducted by BNS and its affiliates may impact the value of the underlying index and the value of the Trigger PLUS. Trading or transactions by BNS, SCUSA or our other affiliates in the underlying index or any index constituent stocks, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying index or any index constituent stocks may adversely affect the value of the underlying index or index constituent stocks and, therefore, the market value of the Trigger PLUS. See “— Hedging activities by BNS and SCUSA may negatively impact investors in the Trigger PLUS and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Trigger PLUS” for additional information regarding hedging-related transactions and trading.

◾
The calculation agent will have significant discretion with respect to the Trigger PLUS, which may be exercised in a manner that is adverse to your interests. The calculation agent will be an affiliate of BNS. The calculation agent will determine the payment at maturity of the Trigger PLUS, if any, based on the observed final index value. The calculation agent can postpone the determination of the final index value (and therefore the related maturity date) if a market disruption event occurs and is continuing with respect to the underlying index on the valuation date.

◾
BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the Trigger PLUS. BNS, SCUSA and our other affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Trigger PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Trigger PLUS. Any research, opinions or recommendations expressed by BNS, SCUSA or our other affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Trigger PLUS and the underlying index to which the Trigger PLUS are linked.

Risks Relating to Canadian and U.S. Federal Income Taxation
◾
Uncertain tax treatment. Significant aspects of the tax treatment of the Trigger PLUS are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Trigger PLUS — Tax Considerations” and “— Material Canadian Income Tax Consequences” herein.

February 2024	Page 11

Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Information About the Underlying Index
All disclosures contained in this document regarding the underlying index are derived from publicly available information. BNS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying index. You should make your own investigation into the underlying index.
S&P 500® Value Index
We have derived all information contained herein regarding the underlying index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P” or it’s “index sponsor”), and/or its affiliates.
The underlying index is a float-adjusted market capitalization weighted index designed to measure the performance of companies included in the S&P 500® Index that are fully or partially categorized by the index sponsor as value stocks, as determined by it using style scores calculated for each security included in the S&P 500® Index. The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy; please see “Indices—The S&P 500® Index” in the accompanying underlier supplement for additional information regarding the S&P 500® Index, S&P and our license agreement with respect to the underlying index. Generally, value stocks are stocks that the index sponsor believes exhibit relatively strong value characteristics, determined by reference to (1) book-value-to-price ratio, (2) earnings-to-price ratio and (3) sales-to-price ratio, and relatively weak growth characteristics, determined by reference to (1) three-year change in earnings-per-share growth (excluding extra items) over price per share, (2) three-year sales-per-share growth rate and (3) momentum (12-month percentage price change). Stocks that are fully characterized as value stocks have 100% of their float-adjusted market capitalization in the S&P 500 Index assigned to the underlying index, whereas stocks that are partially characterized as value stocks have a portion of their float-adjusted market capitalization in the S&P 500® Index assigned to the underlying index.
When earnings from three years prior are not available, the two-year change in earnings per share (excluding extra items) over price per share is used; when earnings from two years prior are not available, the one-year change in earnings per share (excluding extra items) over price per share is used; and when earnings from one year prior are not available, the factor is set to zero. When sales from three years prior are not available, the two-year sales per share growth rate is used; when sales from two years prior are not available, the one-year sales per share growth rate is used; and when sales from one year prior are not available, the factor is set equal to zero, provided that if the starting value is less than zero, the style factor is multiplied by a factor of -1. When there is not enough trading history to calculate 12-month momentum, then momentum is calculated from the stock’s listing date. Finally, when the book value to price ratio, earnings to price ratio, or sales to price ratio is not available, the relevant factor is set to zero.
The index sponsor calculates raw values for each of the above factors for each of the above factors for each company in the eligible universe. These raw values are first winsorized to the 90th percentile (generally speaking, winsorization is a process to limit the impact of extreme values) and then standardized by dividing the difference between each company’s raw score and the mean of the entire set by the standard deviation of the entire set. A value score for each company is computed as the average of the standardized values of the three value characteristics. Similarly, a growth score for each company is computed as the average of the standardized values of the three growth characteristics. Following such scoring, the companies at the bottom of the list, comprising 33% of the float-adjusted market capitalization of the S&P 500® Index, are assigned to the value basket (fully categorized as value stocks) and the companies in the middle 34% of the list are assigned to the blended basket (partially categorized as value stocks and partially categorized as growth stocks).
Additional information regarding the underlying index, including its sectors, sector weightings and top constituents, may be available on the index sponsor’s website.
Information as of market close on February 8, 2024:
Bloomberg Ticker Symbol:	SVX <Index>	52 Week High (on January 30, 2024):	1,737.284
Current Index Value:	1,732.57344	52 Week Low (on March 13, 2023):	1,421.901
52 Weeks Ago (on February 8, 2023):	1,541.815

February 2024	Page 12

Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Historical Information
The table below sets forth the published high and low index closing values, as well as the end-of-quarter index closing values, of the underlying index for the specified period. The index closing value of the underlying index on February 8, 2024 was 1,732.57344 (the “hypothetical initial index value”). The graph below sets forth the index closing values of the underlying index for each day from January 1, 2019 through February 8, 2024. The dotted line represents the hypothetical trigger level of 1,386.058752, which is equal to 80% of the hypothetical initial index value. The actual initial index value and trigger level will be determined on the pricing date. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. BNS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index at any time, including the valuation date.
S&P 500® Value Index	High	Low	Period End
2019
First Quarter	1,124.977	980.0277	1,114.384
Second Quarter	1,159.855	1,067.766	1,151.859
Third Quarter	1,188.202	1,103.459	1,176.919
Fourth Quarter	1,287.322	1,139.98141	1,285.767
2020
First Quarter	1,301.018	814.9762	953.0916
Second Quarter	1,178.348	909.7426	1,070.377
Third Quarter	1,163.215	1,053.895	1,114.124
Fourth Quarter	1,267.18	1,084.889	1,267.18
2021
First Quarter	1,407.40	1,245.048	1,395.62
Second Quarter	1,490.974	1,406.694	1,457.75
Third Quarter	1,496.597	1,417.922	1,437.513
Fourth Quarter	1,550.385	1,436.923	1,548.475
2022
First Quarter	1,571.238	1,452.921	1,537.743
Second Quarter	1,565.476	1,316.872	1,356.763
Third Quarter	1,486.68	1,270.362	1,270.362
Fourth Quarter	1,495.811	1,281.099	1,434.589
2023
First Quarter	1,575.221	1,421.901	1,500.86
Second Quarter	1,592.50	1,478.83	1,592.50
Third Quarter	1,644.716	1,516.219	1,519.947
Fourth Quarter	1,721.884	1,458.048	1,718.218
2024
First Quarter (through February 8, 2024)	1,737.284	1,689.631	1,732.57344

February 2024	Page 13

Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
S&P 500® Value Index – Daily Index Closing Values January 1, 2019 to February 8, 2024

2,000
1,800
1,600
1,400
1,200
1,000
800
600
400
200
0
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023
Jan-2024

This document relates only to the Trigger PLUS offered hereby and does not relate to the underlying index or other Trigger PLUS linked to the underlying index. We have derived all disclosures contained in this document regarding the underlying index from the publicly available documents described in the preceding paragraphs. In connection with the offering of the Trigger PLUS, none of us or any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying index.
Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying index.

February 2024	Page 14

Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information About the Trigger PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions:
Trustee:	Computershare Trust Company, N.A.
Calculation agent:	Scotia Capital Inc.
Trading day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Trading Day”.
Business day:	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close.
Tax redemption:
Notwithstanding anything to the contrary in the accompanying product supplement, the provisions set forth under “General Terms of the Notes — Payment of Additional Amounts” and “General Terms of the Notes — Tax Redemption” shall not apply to the Trigger PLUS.

Canadian bail-in:	The Trigger PLUS are not bail-inable debt securities under the CDIC Act.
Terms incorporated:
All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this document, and for purposes of the foregoing, the terms used herein mean the corresponding terms as defined in the accompanying product supplement, as specified below:

	Term used herein	Corresponding term in the accompanying product supplement
	underlying index	reference asset
	index constituent stocks	reference asset constituents
	stated principal amount	principal amount
	original issue date	issue date
	valuation date	final valuation date
	index closing value	closing value
	initial index value	initial value
	final index value	final value
	underlying return	reference asset return
	trigger level	barrier value
	leverage factor	participation rate
Additional information regarding estimated value of the Trigger PLUS:
On the cover page of this pricing supplement, BNS has provided the initial estimated value range for the Trigger PLUS. This range of estimated values was determined by reference to BNS’ internal pricing models, which take into consideration certain factors, such as BNS’ internal funding rate on the pricing date and BNS’ assumptions about market parameters. For more information about the initial estimated value, see “Risk Factors — Risks Relating to Estimated Value and Liquidity” herein.
The economic terms of the Trigger PLUS are based on BNS’ internal funding rate, which is the rate BNS would pay to borrow funds through the issuance of similar market-linked securities and the economic terms of certain related hedging arrangements. Due to these factors, the issue price you pay to purchase the Trigger PLUS will be greater than the initial estimated value of the Trigger PLUS. BNS’ internal funding rate is typically lower than the rate BNS would pay when it issues conventional fixed rate debt securities as discussed further under “Risk Factors — Risks Relating to Estimated Value and Liquidity — Neither BNS’ nor SCUSA’s estimated value of the Trigger PLUS at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities”. BNS’ use of its internal funding rate reduces the economic terms of the Trigger PLUS to you. We urge you to read the “Risk Factors” in this pricing supplement for additional information.

Material Canadian income tax consequences:
See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement for a discussion of the material Canadian income tax consequences of an investment in the Trigger PLUS. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that a Non-Resident Holder is not an entity in respect of which BNS is a “specified entity” as defined in proposals to amend the Income Tax Act (Canada) (the “Act”) released by the Minister of Finance (Canada) on November 28, 2023 with respect to “hybrid mismatch arrangements”, as defined (the “Hybrid Mismatch Proposals”). In general terms, the Hybrid Mismatch Proposals provide that two entities will be treated as specified entities in respect of one another if one entity, directly or indirectly, holds a 25% equity interest in the other entity, or a third entity, directly or indirectly, holds a 25% equity interest in both entities.
Such discussion further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Act contained in the Hybrid Mismatch Proposals.
Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

February 2024	Page 15

Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Tax considerations:
The U.S. federal income tax consequences of your investment in the Trigger PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Trigger PLUS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Trigger PLUS, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Trigger PLUS, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Trigger PLUS as prepaid derivative contracts with respect to the underlying index. If your Trigger PLUS are so treated, you should generally recognize long-term capital gain or loss if you hold your Trigger PLUS for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Trigger PLUS, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Trigger PLUS. The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Trigger PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Trigger PLUS, it is possible that your Trigger PLUS could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Trigger PLUS could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement.
Except to the extent otherwise required by law, BNS intends to treat your Trigger PLUS for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Trigger PLUS. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Trigger PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Trigger PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Trigger PLUS, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Trigger PLUS if they do not hold their Trigger PLUS in an account maintained by a financial institution and the aggregate value of their Trigger PLUS and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Trigger PLUS and fails to do so.

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Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Trigger PLUS or to generally applicable information reporting and backup withholding requirements with respect to payments on your Trigger PLUS if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Trigger PLUS generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any index constituent stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Trigger PLUS should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Trigger PLUS were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Trigger PLUS upon a taxable disposition (including cash settlement) of the Trigger PLUS to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any index constituent stock issuer as a USRPHC and/or the Trigger PLUS as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.
Based on the nature of the underlying index and our determination that the Trigger PLUS are not “delta-one” with respect to the underlying index or any index constituent stocks, our special U.S. tax counsel is of the opinion that the Trigger PLUS should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Trigger PLUS are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Trigger PLUS could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying index, any index constituent stocks or your Trigger PLUS, and following such occurrence your Trigger PLUS could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Trigger PLUS under these rules. If you enter, or have entered, into other transactions in respect of the underlying index, any index constituent stocks or the Trigger PLUS should consult your tax advisor regarding the application of Section 871(m) of the Code to your Trigger PLUS in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Trigger PLUS, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Trigger PLUS.

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Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Trigger PLUS through a foreign entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Trigger PLUS will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. The Trigger PLUS may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Trigger PLUS at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Trigger PLUS at death.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Trigger PLUS purchased after the bill was enacted to accrue interest income over the term of the Trigger PLUS despite the fact that there will be no interest payments over the term of the Trigger PLUS.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Trigger PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Trigger PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Trigger PLUS.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Trigger PLUS arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of BNS).

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):
SCUSA, our affiliate, will purchase the Trigger PLUS at the stated principal amount and, as part of the distribution of the Trigger PLUS, will sell the Trigger PLUS to Morgan Stanley Wealth Management with an underwriting discount of $30.00 reflecting a fixed sales commission of $25.00 and fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells. BNS or an affiliate may also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

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Trigger PLUS Based on the Value of the S&P 500® Value Index due on or about March 3, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

BNS, SCUSA or any other affiliate of BNS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any Trigger PLUS after their initial sale. In connection with the offering, BNS, SCUSA, any other affiliate of BNS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless BNS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — SCUSA is an affiliate of BNS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, BNS will receive the gross proceeds from the initial public offering of the Trigger PLUS, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. SCUSA is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
In the ordinary course of their various business activities, SCUSA, and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of BNS. SCUSA, and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SCUSA and its affiliates may offer to buy or sell the Trigger PLUS in the secondary market (if any) at prices greater than BNS’ internal valuation — The value of the Trigger PLUS at any time will vary based on many factors that cannot be predicted. However, the price (not including SCUSA’s or any affiliates’ customary bid-ask spreads) at which SCUSA or any affiliate would offer to buy or sell the Trigger PLUS immediately after the pricing date in the secondary market is expected to exceed the initial estimated value of the Trigger PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that SCUSA may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, SCUSA and its affiliates intend, but are not required, to make a market for the Trigger PLUS and may stop making a market at any time. For more information about secondary market offers and the initial estimated value of the Trigger PLUS, see “Risk Factors” herein.

Prohibition of sales to EEA retail investors:
The Trigger PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Trigger PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Trigger PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of sales to United Kingdom retail investors:
The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to BNS. The Trigger PLUS are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

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